Exhibit 99.1

DOLLAR TREE, INC. REPORTS RESULTS FOR THE
FIRST QUARTER FISCAL 2015

~ Sales increased 8.8% to $2.18 billion and Same-Store Sales increased 3.4% ~
~ Diluted EPS, including acquisition-related costs, of $0.34 ~
~ Excluding acquisition-related costs, diluted EPS increased 6.0% to $0.71 ~

CHESAPEAKE, Va. - May 21, 2015 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores selling everything for $1 or less, today reported results for the first quarter ended May 2, 2015.

First Quarter Results
Consolidated net sales increased 8.8% to $2.18 billion from $2.00 billion in the prior year’s first quarter. Consolidated same-store sales increased 3.4% on a constant currency basis, compared to a 2.0% increase in the prior-year period. Adjusted for the impact of Canadian currency fluctuations, the same-store sales increase was 3.1%. Sales performance was negatively impacted by delayed receipts at four of the Company’s 10 distribution centers related to the west coast port congestion and the previously disclosed estimate of $8 million impact from the holiday calendar shift.

Gross profit increased 7.5% to $748.9 million from $696.6 in the prior year’s first quarter. As a percent of sales, gross margin decreased by 40 basis points to 34.4%. The primary contributors to the decrease were increased freight costs, an adjustment for the previously announced inventory accounting method change related to Canadian operations, and higher shrink.

Selling, general and administrative expenses were 23.7% of sales compared to 23.2% of sales in the prior year's first quarter. The quarter included $10.4 million in acquisition-related costs associated with the pending merger with Family Dollar Stores, Inc. Excluding acquisition-related costs, selling, general and administrative expenses were 23.2% of sales, flat compared to the prior year's first quarter. Payroll costs, as a percent of sales, increased 10 basis points related to store bonuses and health care claims, and were partially offset by improved productivity in store payroll. Depreciation expense, as a percent of sales, improved by 10 basis points based on leverage of same-store sales.

Net income, compared to the prior year's first quarter, including acquisition-related costs, was $69.5 million and diluted earnings per share were $0.34. Excluding acquisition-related costs, net income increased approximately $8.0 million to $146.3 million and diluted earnings per share increased 6% to $0.71.

“Comparable store sales grew as the result of increases in both traffic and average ticket,” stated Bob Sasser, Chief Executive Officer. “Customers are shopping with us more often and they are buying more on each visit. Our performance continues to validate that Dollar Tree is part of the solution for millions of customers seeking great values for their hard-earned dollars. Despite challenges presented by delayed receipts of merchandise related to the west coast port congestion and the impact of the holiday calendar shift, our team worked together to deliver solid sales and earnings, both of which were well within our guidance range. We entered the second quarter with fresh inventory, stocked shelves, and greater values than ever for our customers.”

The Company opened 93 stores, expanded or relocated 10 stores, and closed six stores during the quarter. Retail selling square footage increased to 47.2 million square feet, a 7.1% increase compared to the prior year.

Company Outlook
The Company estimates consolidated net sales for the second quarter of 2015 to range from $2.17 billion to $2.23 billion, based on a low to low-mid single-digit increase in same-store sales and 8.0% square footage growth. Diluted earnings per share, excluding acquisition-related costs, are expected to range from $0.63 to $0.68.

Consolidated net sales for full-year 2015 are now expected to range from $9.24 billion to $9.42 billion compared to the Company’s previous expected range of $9.21 billion to $9.45 billion. This estimate is based on a low to low-mid single-digit increase in same-store sales, and 7.3% square footage growth. Adjusted for its first quarter results, outlook for the remainder of the year remains unchanged from the Company’s original 2015 guidance. The Company now anticipates net income per diluted share for full-year 2015, excluding acquisition-related costs, will range from $3.32 to $3.47. This compares to its previous guidance, excluding acquisition-related costs, of $3.30 to $3.50.

FTC Update
Dollar Tree continues to make progress with the Federal Trade Commission (“FTC”) and divestiture buyers in order to complete the Company's pending acquisition of Family Dollar. The FTC's staff has substantially completed its review and we plan to divest approximately 330 Family Dollar stores representing approximately $45.5 million of operating income. The Company intends to reach an agreement with a divestiture buyer in the coming days and secure FTC clearance thereafter. The Company intends to close the proposed merger in early July 2015.

Conference Call Information
On Thursday, May 21, 2015, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 888-812-8589. A recorded version of the call will be available until midnight Wednesday, May 27, 2015 and may be accessed by dialing 888-203-1112. The access code is 5936212. A webcast of the call is accessible through Dollar Tree's website, and will remain online until Wednesday, May 27.

Dollar Tree, a Fortune 500 Company, operated 5,454 stores across 48 states and five Canadian provinces as of May 2, 2015. Our stores operate under the brands of Dollar Tree, Dollar Tree Canada, and Deals. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding the merger with Family Dollar, including acquisition related expenses and financing costs, the benefits, results, effects, timing and certainty of the merger, future financial and operating results, expectations concerning the antitrust review process for the proposed transaction and the combined company's plans, objectives, expectations (financial or otherwise) and intentions, second quarter 2015 and full-year 2015 sales, second quarter 2015 and full-year 2015 diluted earnings per share. Risks and uncertainties related to the proposed merger include, among others, the risk of signing an agreement with the divestiture buyer on the anticipated time schedule or terms, the risk that FTC approvals required for the merger are not obtained on the anticipated time schedule or terms including approval of the final number and location of divested stores and approval of a divestiture buyer or are obtained subject to conditions that are not anticipated, the risk that the other conditions to the closing of the merger are not satisfied, the risk that the financing required to fund the transaction is not obtained, or is obtained on terms other than those previously disclosed, the ability to close the proposed merger on the proposed terms and schedule, or at all, difficulties related to integration of the proposed merger and our ability to obtain cost savings and synergies contemplated by the merger, unexpected costs, charges or expenses resulting from the proposed merger, and the outcome of pending or potential litigation or governmental investigations. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 13, 2015. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:     Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)

	First Quarter Ended
	May 2,			May 3,
	2015			2014
	(Unaudited)			(Unaudited)
	As Reported	Adjustments (a)	As Adjusted	As Reported

Net sales	$2,176.7	$—	$2,176.7	$2,000.3

Cost of sales	1,427.8	—	1,427.8	1,303.7

Gross profit	748.9	—	748.9	696.6
	34.4%		34.4%	34.8%

Selling, general & administrative expenses	516.1	(10.4)	505.7	464.7
	23.7%	-0.5%	23.2%	23.2%

Operating income	232.8	10.4	243.2	231.9
	10.7%	0.5%	11.2%	11.6%

Interest expense, net	122.2	(114.0)	8.2	8.1
Other expense, net	(2.6)	—	(2.6)	—

Income before income taxes	113.2	124.4	237.6	223.8
	5.2%	5.7%	10.9%	11.2%

Income tax expense	43.7	47.6	91.3	85.5
Income tax rate	38.6%	38.3%	38.4%	38.2%

Net income	$69.5	$76.8	$146.3	$138.3
	3.2%	3.5%	6.7%	6.9%

Net earnings per share:
Basic	$0.34	$0.37	$0.71	$0.67
Weighted average number of shares	206.2	206.2	206.2	206.8

Diluted	$0.34	$0.37	$0.71	$0.67
Weighted average number of shares	207.1	207.1	207.1	207.7

(a) The adjustments to Selling, general and administrative expenses and Interest expense, net for the first quarter are related to the pending acquisition of Family Dollar Stores, Inc.

NOTE: These condensed consolidated income statements have been prepared on a basis consistent with our previously prepared income statements filed with the Securities and Exchange Commission for our prior quarter and annual periods, with the exception of the footnotes required by GAAP for completed financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)
(Unaudited)

	May 2,	January 31,	May 3,
	2015	2015	2014

Cash and cash equivalents	$ 870.4	$ 864.1	$ 387.1
Restricted cash	7,244.1	—	—
Merchandise inventories, net	1,093.5	1,035.7	1,042.9
Current deferred tax assets, net	19.8	28.3	14.2
Other current assets	107.8	66.5	92.8
Total current assets	9,335.6	1,994.6	1,537.0

Property and equipment, net	1,226.0	1,210.5	1,115.5
Goodwill	166.1	164.6	169.6
Deferred tax assets, net	38.6	30.6	30.3
Other assets, net	102.9	92.4	101.5

Total assets	$ 10,869.2	$ 3,492.7	$ 2,953.9

Accounts payable	$ 515.6	$ 433.6	$ 447.0
Other current liabilities	474.3	385.3	196.4
Income taxes payable	25.3	42.7	81.1
Total current liabilities	1,015.2	861.6	724.5

Long-term debt	7,819.7	682.7	752.9
Income taxes payable, long-term	6.1	6.5	5.5
Other liabilities	157.4	156.9	153.2

Total liabilities	8,998.4	1,707.7	1,636.1

Shareholders' equity	1,870.8	1,785.0	1,317.8

Total liabilities and shareholders' equity	$ 10,869.2	$ 3,492.7	$ 2,953.9

STORE DATA:
Number of stores open at end of period	5,454	5,367	5,080
Total selling square footage (in millions)	47.2	46.5	44.0

The January 31, 2015 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)
	13 Weeks Ended
	May 2,	May 3,
	2015	2014

Cash flows from operating activities:
Net income	$ 69.5	$ 138.3
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	52.8	50.7
Provision for deferred taxes	1.2	(1.4)
Amortization of debt discount and debt issuance costs	2.6	0.6
Other non-cash adjustments to net income	22.2	17.2
Changes in operating assets and liabilities	(18.5)	(7.2)
Total adjustments	60.3	59.9
Net cash provided by operating activities	129.8	198.2

Cash flows from investing activities:
Capital expenditures	(66.9)	(71.9)
Increase in restricted cash	(7,244.1)	—
Proceeds from sale of fixed assets	—	0.3
Net cash used in investing activities	(7,311.0)	(71.6)

Cash flows from financing activities:
Payments on long-term debt	—	(12.8)
Proceeds from long-term debt	7,180.2	—
Debt issuance costs	(5.2)	—
Proceeds from stock issued pursuant to stock-based
compensation plans	2.6	1.9
Tax benefit of exercises/vesting of stock-based compensation	9.6	3.4
Net cash provided by (used in) financing activities	7,187.2	(7.5)
Effect of exchange rate changes on cash and cash equivalents	0.3	0.3
Net increase in cash and cash equivalents	6.3	119.4
Cash and cash equivalents at beginning of period	864.1	267.7
Cash and cash equivalents at end of period	$ 870.4	$ 387.1